UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38493	98-0681092
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Common Stock, par value $0.00001 per share	EXPI	NASDAQ
(Title of Each Class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The disclosures provided in Item 2.03 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Flagstar Credit Agreement

On March 29, 2022, an indirect subsidiary and unconsolidated joint venture of eXp World Holdings, Inc. (the “Company”), SUCCESS Lending, LLC (“SUCCESS Lending”), entered into a Master Repurchase Agreement and related ancillary agreements (together, the “Flagstar Credit Agreement”) with Flagstar Bank FSB. The Flagstar Credit Agreement establishes a revolving warehouse credit line that represents an off-balance sheet risk for the Company. It is customary for mortgage businesses like SUCCESS Lending to obtain warehouse credit lines in order to enable them to close and fund residential mortgage loans for subsequent sale to investors. SUCCESS Lending will use the borrowing capacity under the Flagstar Credit Agreement exclusively for such purposes and borrowings will generally be repaid with the proceeds received from the sale of mortgage loans.

The Flagstar Credit Agreement provides SUCCESS Lending with a revolving warehouse credit line of up to $25 million. Borrowings under the Flagstar Credit Agreement are secured by the funded mortgage loans and the collateral account established by SUCCESS Lending for the benefit of Flagstar Bank FSB, in which certain income received in connection with the funded mortgage loans shall be deposited and maintained. Interest on the credit line is computed at a rate equal to (i) the greater of (a) Daily Simple SOFR, subject to change or (b) 0.95% (the floor), plus (ii) a 2.05% type margin, and is subject to adjustment. Additionally, SUCCESS Lending may incur certain fees for failure to use more than 40% of the total credit line under the Flagstar Credit Agreement during any three-month period.

The Flagstar Credit Agreement contains certain customary covenants, including, without limitation, minimum insurance coverage and providing certain financial statements. In addition, SUCCESS Lending is restricted from, among other activities, engaging in non-ordinary business activities, permitting liens on the funded mortgage loans, engaging in certain transactions with affiliates (including the Company and Kind Lending, LLC), or effecting a business consolidation, merger, sale of assets or change of control, without the prior consent of Flagstar Bank FSB. Additionally, SUCCESS Lending must maintain a minimum tangible net worth of $2.5 million, minimum liquidity of $1.5 million, a debt to net worth ratio no greater than 15:1, and net income of at least $1 for any fiscal year, beginning 2022. The Flagstar Credit Agreement provides for customary events of default. Upon an event of default, Flagstar Bank FSB has the right to declare all outstanding obligations as immediately due and payable, among other customary remedies.

In connection with the Flagstar Credit Agreement, each of the Company and Kind Lending, LLC have entered into a Capital Maintenance Agreement whereby the Company and Kind Lending, LLC agree to provide certain funds necessary to ensure that SUCCESS Lending is at all times in compliance with its financial covenants under the Flagstar Credit Agreement. The Company’s capital commitment liability under the Capital Maintenance Agreement is limited to $2,000,000. In the event SUCCESS Lending fails to comply with its financial covenants, the Company may have to contribute additional capital up to the limit.

The foregoing summary is subject to, and qualified in its entirety by, the full text of the Flagstar Credit Agreement, a copy of which will be filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2022.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

eXp World Holdings, Inc.
(Registrant)

Date: April 1, 2022	/s/ James Bramble
James Bramble
General Counsel